Exhibit 10.2

EXECUTION COPY

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is entered into as of November 4, 2019 (the “Grant Date”), between BED BATH & BEYOND INC. (the “Company”) and Mark J. Tritton (“you” or “Participant”).
WHEREAS, the Company and the Participant have entered into an Employment Agreement dated as of October 6, 2019 providing for the Participant’s appointment as the Company’s President and Chief Executive Officer (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides that the Company will grant the Participant a “Sign-On RSU Award” (as defined in the Employment Agreement);

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) administers the Company’s equity incentive compensation programs and is authorized to grant stock options, restricted stock units and other awards, including to newly hired employees; and

WHEREAS, the Participant hereby is granted the Restricted Stock Units evidenced by this Agreement as of the date hereof as a material inducement to the Participant to enter into the Employment Agreement and to become an employee of the Company pursuant to Nasdaq Listing Rule 5635(c)(4);

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows.
1.Restricted Stock Unit Grant. Pursuant and subject to the restrictions, terms and conditions set forth herein, the Company hereby awards you the number of Restricted Stock Units (the “Restricted Stock Units”) specified in paragraph 7 below. The Restricted Stock Units are subject to certain restrictions as set forth in this Agreement.
2.    Plan Provisions. The Restricted Stock Units are being granted as an inducement grant under Nasdaq Listing Rule 5635(c)(4) and not under any equity incentive compensation program or plan of the Company. Notwithstanding the preceding sentence, this Agreement shall be construed as if such Restricted Stock Units had been granted under the Company’s 2018 Incentive Compensation Plan, as amended from time to time (the “Plan”) in accordance and consistent with, and subject to, the provisions of the Plan, the terms of which are incorporated herein by reference. For the avoidance of doubt, in the event that any of the Restricted Stock Units awarded hereunder are cancelled, forfeited or otherwise settled or terminated without a distribution of shares of Company’s Common Stock, $0.01 par value per share (“Common Stock”) to the Participant, or if any shares of Common Stock underlying the Restricted Stock Units are withheld to cover taxes, such shares of Common Stock will not thereafter be deemed to be available for issuance under the Plan. Except as expressly set forth herein, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.
3.    Restrictions on Transfer. You will not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the Restricted Stock Units, except as set forth in this Agreement. Any attempted Transfer in violation of this Agreement will be void and of no effect.
4.    Payment. With respect to each Restricted Stock Unit that vests in accordance with the schedule set forth in paragraph 7 below, you will be entitled to receive one share of Common Stock. Subject to paragraph 5 below, you will be paid such share(s) of Common Stock with respect to each vested Restricted Stock Unit within thirty (30) days following the Vesting Date (as defined below), to the extent administratively practicable.
5.    Forfeiture; Certain Terminations. Except as provided in this paragraph, upon your termination of employment with the Company, all unvested Restricted Stock Units shall immediately be forfeited without compensation. Notwithstanding anything herein to the contrary, in the event that prior to the first anniversary of the Grant Date, your employment with the Company is terminated as a result of your death, Disability (as defined in the Employment Agreement), termination by the Company without Cause (as defined in the Employment Agreement), or your resignation with Good Reason (as defined in the Employment Agreement) (“Qualifying Termination”), subject to your timely execution, delivery, and non-revocation of a General Release (as defined in the Employment Agreement) as provided in Section 5(c) of the Employment Agreement, the Restricted Stock Units will immediately vest in full.
6.    Rights with Regard to Restricted Stock Units. On and after the Grant Date, you will have the right to receive dividend equivalents with respect to the shares of Common Stock underlying the Restricted Stock Units, subject to the terms and conditions of this paragraph. Notwithstanding anything herein to the contrary, in no event shall a dividend equivalent be issued or paid with respect to any Restricted Stock Unit that has been forfeited pursuant to paragraph 5. If the Company pays a dividend (whether in cash or stock) on its Common Stock shares, or its Common Stock shares are split, or the Company pays to holders of its Common Stock other shares, securities, monies, warrants, rights, options or property representing a dividend or distribution in respect of the Common Stock, then the Company will credit a deemed dividend or distribution to a book entry account on your behalf with respect to each share of Common Stock underlying the Restricted Stock Units held by you, provided that your right to actually receive such cash or property shall be subject to the same restrictions as the Restricted Stock Units to which the cash or property relates, and the cash or property shall be paid to you at the same time you receive the payment of the shares of Common Stock underlying the Restricted Stock Units. Unless otherwise determined by the Committee, dividend equivalents shall not be deemed to be reinvested in Common Stock and shall be treated as uninvested at all times, without crediting any interest or earnings. Except as provided in this paragraph, you will have no rights as a holder of Common Stock with respect to the Restricted Stock Units unless and until the Restricted Stock Units become vested hereunder and you become the holder of record of the Common Stock underlying the Restricted Stock Units.
7.    Grant Size; Vesting Schedule. Restricted Stock Units covered by this Award: 39,105 shares (representing $500,000.00, valued at the Grant Date). The Restricted Stock Units will become 100% vested on the first anniversary of the Grant Date (the “Vesting Date”), provided that you remain continuously employed by the Company from the Grant Date until the Vesting Date (except as otherwise provided in paragraph 5).
8.    Withholding. For purposes of the payment of applicable withholding taxes required by applicable law, the number of shares of Common Stock underlying the Restricted Stock Units to which you become entitled on payment shall be automatically reduced by the Company to cover the applicable minimum statutorily required withholding obligation, except that you may elect to pay some or all of the amount of such obligation in cash in a manner acceptable to the Company. Unless otherwise determined by the Committee, any fraction of a share of Common Stock required to satisfy such tax obligations shall be rounded up to the nearest whole share of Common Stock and shall be subject to withholding. In the event that the number of shares of Common Stock underlying the Restricted Stock Units to which you become entitled upon vesting is automatically reduced, it is the intent of this Agreement that any deemed “sale” of the shares of Common Stock underlying the Restricted Stock Units withheld will be exempt from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor thereto (“Exchange Act”) pursuant to Rule 16b-3 under Section 16(b) of the Exchange Act, or any successor provision. All unscheduled and scheduled blackout periods (each, a “BP”) are determined by the Company. If any shares of Common Stock underlying vested Restricted Stock Units are scheduled to be paid during a BP to which you are subject, (i) you will be paid the applicable number of shares of Common Stock on the scheduled payment date (net of any shares withheld by the Company to pay minimum required taxes), but (ii) you will be unable to sell such shares of Common Stock until the earliest date on which all BPs to which you are subject have expired.
Subject to paragraph 5 above, all vesting will occur only on the Vesting Date, with no proportionate or partial vesting in the period prior to such date. Except as otherwise provided in the preceding paragraph, when any Restricted Stock Units becomes vested, the Company (unless it determines a delay is required under applicable law or rules) will, on the payment date described in paragraph 4 above (or promptly thereafter) issue and deliver to you a stock certificate registered in your name or will promptly recognize ownership of your shares through uncertificated book entry or another similar method, subject to applicable federal, state and local tax withholding in the manner described herein or otherwise acceptable to the Committee. Subject to the provisions of this Agreement, you will be permitted to transfer shares of Common Stock following your receipt thereof, but only to the extent permitted by applicable law or rule.
9.    Code Section 409A.
(a)    Although the Company does not guarantee the particular tax treatment of the Restricted Stock Units granted under this Agreement, the grant of Restricted Stock Units under this Agreement is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and this Agreement shall be limited, construed and interpreted in accordance with such intent.  In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(b)    To the extent any payment made under this Agreement constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “409A Covered Award”), the following provisions shall apply:
(i)    A termination of employment shall not be deemed to have occurred for purposes of any provision of a 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in this Agreement, if the Participant is deemed on the date of the Participant’s termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death. All payments delayed pursuant to this paragraph 9(b)(i) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.
(ii)    Whenever a payment under a 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

10.    General Provisions.
(a)    Administration.
(i)    Authority. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Agreement and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Agreement; and to otherwise supervise the administration of the Agreement. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Agreement in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Agreement. Notwithstanding anything in this paragraph 10(a)(i) to the contrary, no action of the Committee under this paragraph 10(a) shall reduce the rights of the Participant without the Participant’s consent. To the extent applicable, the Agreement is intended to comply with the applicable requirements of Rule 16b-3, and the Agreement shall be limited, construed and interpreted in a manner so as to comply therewith.
(ii)    Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with this Agreement shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and the Participant and their respective heirs, executors, administrators, successors and assigns.
(b)    Adjustments.
(i)    The existence of this Agreement shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any of its affiliates, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any of its affiliates, (v) any sale or transfer of all or part of the assets or business of the Company or any of its affiliates or (vi) any other corporate act or proceeding.
(ii)    Subject to the provisions of paragraph 10(b)(iv), in the event of any such change in the capital structure or business of the Company by reason of any stock split, reverse stock split, stock dividend or distribution, combination or reclassification of shares, recapitalization, merger, consolidation, spin‑off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase any Common Stock or securities convertible into Common Stock, any sale or transfer of all or part of the Company’s assets or business, any special cash dividend or any other corporate transaction or event having an effect similar to any of the foregoing and effected without receipt of consideration by the Company and the Committee determines in good faith that an adjustment to the award under this Agreement is necessary or appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant under this Agreement, then the number and kind of shares or other property (including cash) to be issued upon vesting of the Restricted Stock Units shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant under this Agreement, and any such adjustment determined by the Committee in good faith shall be final, binding and conclusive on the Company and the Participant and their respective heirs, executors, administrators, successors and assigns. In connection with any event described in this paragraph, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Restricted Stock Units and payment in cash or other property in exchange therefor. In furtherance of this paragraph 10(b)(ii), each outstanding Restricted Stock Units shall be adjusted as provided herein in the event of an “equity restructuring” within the meaning of FASB ASC Topic 718. Except as provided in this paragraph 10(b), the Participant shall have no rights by reason of any issuance by the Company of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend, any other increase or decrease in the number of shares of stock of any class, any sale or transfer of all or part of the Company’s assets or business or any other change affecting the Company’s capital structure or business.
(iii)    Unless otherwise determined by the Committee, fractional shares of Common Stock resulting from any adjustment pursuant to this paragraph 10(b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions that are less than one-half and rounding-up for fractions that are equal to or greater than one-half. Notice of any adjustment shall be given by the Committee to the Participant and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Agreement.
(iv)    In the event of (x) a merger or consolidation in which the Company is not the surviving entity, (y) any transaction that results in the acquisition of substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or (z) the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then provided that a successor does not assume or substitute outstanding Restricted Stock Units on a substantially equivalent basis as provided in Section 4.3 of the Plan, the Committee shall terminate all vested and unvested Restricted Stock Units that are outstanding as of the date of the Acquisition Event and make payment to the Participant for such Restricted Stock Units (whether vested or unvested) following such Acquisition Event.
(c)    Compliance with Legal and Other Requirements.
(i)    Unless otherwise determined by the Committee, as long as the Common Stock is listed on the Nasdaq Stock Market or a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common

Stock pursuant to this Agreement shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed.
(ii)    If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to this Agreement is or may be unlawful, or may violate the rules of the Nasdaq Stock Market or any applicable national securities exchange or system sponsored by a national securities association or may result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, or any successor thereto or otherwise, with respect to shares of Common Stock or Restricted Stock Units, and the Company’s obligation to issue such shares shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.
(iii)    Upon termination of any period of suspension under this paragraph 10(c), to the extent this Agreement was affected by such suspension but has not expired or terminated, the Agreement shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of this Agreement.
(iv)    A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests, and otherwise to cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval as the Company deems necessary or appropriate.
(d)    Governing Law. The Agreement and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).
(e)    Successors and Assigns. The Agreement shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.
11.    Notice. Any notice or communication concerning the Restricted Stock Units must be in writing and delivered in person, or by U.S. mail, to the following address: if to the Company, at Bed Bath & Beyond Inc., Finance Department – Stock Administration, 650 Liberty Avenue, Union, New Jersey 07083; if to the Participant, at the Participant’s home address on file with the Company. Either party hereto may change its or his address for the purpose of this paragraph by written notice similarly given.

BED BATH & BEYOND INC.

By: /s/ Robyn M. D’Elia             /s/ Mark J. Tritton
An Authorized Officer    Recipient (You)

This document constitutes part of a prospectus covering securities that have been registered under Securities Act of 1933, as amended.